As filed with the Securities and Exchange Commission on October 21, 2025
Registration No. 333-281532

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-3
Registration Statement
Under
The Securities Act of 1933

Performant Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-0484934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
900 South Pine Island Road
Plantation, Florida 33324
(925) 960-4800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Simeon M. Kohl
Chief Executive Officer
900 South Pine Island Road
Plantation, Florida 33324
(925) 960-4800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Lillevand, Esq.
Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center
22nd Floor
San Francisco, CA 94111
Telephone: (415) 983-1000

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister the unsold securities previously registered under this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”), filed by Performant Healthcare, Inc., a Delaware corporation (the “Registrant”), relates to the Registration Statement on Form S-3 (File No. 333-281532) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on August 14, 2024 and declared effective on August 22, 2024 (the “Registration Statement”). The Registration Statement was filed with respect to the offer, issuance and sale by the Company of up to $100,000,000 in aggregate offering price of the securities described therein from time to time in one or more offerings pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

On October 21, 2025, pursuant to the Agreement and Plan of Merger, dated as of July 31, 2025, by and among the Registrant, Continental Buyer, Inc. (“Parent”) and Prevail Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as a wholly-owned subsidiary of Parent.

As a result of the Merger and delisting, the Registrant has terminated, as of the date hereof, any and all offerings of its securities pursuant to its existing registration statements under the Securities Act, including the Registration Statement. In accordance with the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and to deregister, as of the effectiveness of this Post-Effective Amendment No. 1, any and all securities registered previously registered thereunder that remain unsold as of the date hereof. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment No. 1, no securities will remain registered pursuant to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation, State of Florida, on October 21, 2025.

PERFORMANT HEALTHCARE, INC.

By:	/s/ Simeon M. Kohl
Simeon M. Kohl
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.